Exhibit 1.01

TERMS AGREEMENT

November 6, 2013

Citigroup Inc.

399 Park Avenue

New York, New York 10022

Attention: Assistant Treasurer

Ladies and Gentlemen:

We understand that Citigroup Inc., a Delaware corporation (the “Company”), proposes to issue and sell US $500,000,000 aggregate principal amount of its debt securities (the “Securities”). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, Citigroup Global Markets Inc., Apto Partners, LLC, Blaylock Robert Van, LLC, Cabrera Capital Markets, LLC, CastleOak Securities, L.P., Goto Capital Markets, Inc., Kota Global Securities Inc., Loop Capital Markets LLC, Muriel Siebert & Co., Inc., as underwriters (the “Underwriters”), offer to purchase, severally and not jointly, the principal amount of the Securities set forth opposite our respective names on the list attached as Annex A hereto at 99.700% of the principal amount thereof, plus accrued interest, if any, from the date of issuance. The Closing Date shall be November 12, 2013, at 9:30 a.m. (Eastern Time). The closing shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006.

The Securities shall have the following terms:

Title:	Senior Floating Rate Notes Due 2018

Maturity:	November 9, 2018

Interest Rate:	Three- month LIBOR (Reuters LIBOR01) (determined as set forth in the Prospectus dated May 12, 2011 and the Prospectus Supplement dated November 6, 2013) plus 88 basis points per annum

Interest Payment Dates:	Quarterly on the 9th of each February, May, August and November, commencing February 9, 2014

Initial Price to Public:	100.000% of the principal amount thereof, plus accrued interest, if any, from November 12, 2013

Redemption Provisions:	The Securities are not redeemable by the Company prior to Maturity, except upon the occurrence of certain events involving United States taxation, as set forth in the Prospectus dated May 12, 2011

Record Date:	The business day immediately preceding each Interest Payment Date

Additional Terms:

The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global Securities registered in the name of The Depository Trust Company (“DTC”) or its nominees, as described in the Prospectus relating to the Securities. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC, Euroclear Bank S.A./N.V. and Clearstream International and their respective participants. Owners of beneficial interests in the Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Prospectus. Principal and interest on the Securities shall be payable in United States dollars. The relevant provisions of Article Eleven of the Indenture relating to defeasance shall apply to the Securities.

All the provisions contained in the document entitled “Citigroup Inc.— Debt Securities — Underwriting Agreement — Basic Provisions” and dated March 2, 2006 (the “Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein, except for:

•	Section 1(a), which is hereby deleted in its entirety and replaced with the following: “The Company meets the requirements for use of Form S-3 under the Act and has prepared and filed with the Commission a shelf registration statement (File No. 333- 172562), including a related Base Prospectus, for registration under the Act of the offering and sale of the Securities. Such Registration Statement, including any amendments thereto filed prior to the Execution Time, has become effective. The Company may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), one or more preliminary prospectus supplements relating to the Securities, each of which has previously been furnished to you. The Company will file with the Commission a final prospectus supplement relating to the Securities in accordance with Rule 424(b). As filed, such final prospectus supplement shall contain all information required by the Act and the rules thereunder, and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Company has advised you, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x). The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time.”;

•	Section 1(d), which is hereby deleted in its entirety and replaced with “Reserved”;

•	Section 1(e), which is hereby deleted in its entirety and replaced with the following: “(e) (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Securities and (ii) as of the Execution Time (with such time being used as the determination date for purposes of this clause (ii)), the Company met the requirements set forth in Rule 164(e)(2) with respect to ineligible issuer use of free writing prospectuses that contain only descriptions of the terms of the Securities in the offering or the offering.”;

•	Section 1(g) is hereby added in its entirety as follows: “(g) On each Effective Date, at the Execution Time and on the Closing Date, the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.”;

•	Section 1(h) is hereby added in its entirety as follows: “(h) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.”;

•	Section 1(j) is hereby added in its entirety as follows: “(j) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.”;

•

Section 1(k) is hereby added in its entirety as follows: “(k) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries (i) is currently subject to any sanctions administered imposed by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”)) or (ii) will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person in any manner that will result in a violation of any economic sanctions imposed by the United States (including any administered or enforced by OFAC, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or the United Kingdom (including sanctions administered or controlled by Her Majesty’s Treasury) (collectively, “Sanctions” and such persons, “Sanction Persons”) by, or could result in the imposition of Sanctions against, any person (including any person participating in the offering, whether as underwriter, advisor, investor or otherwise).”;

•	Section 1(l) is hereby added in its entirety as follows: “(l) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries, is a person that is, or is 50% or more owned or otherwise controlled by a person that is: (i) the subject of any Sanctions; or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (currently, Cuba, Iran, North Korea, Sudan, and Syria) (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”).”; and

•	Section 1(m) is hereby added in its entirety as follows: “(m) Except as has been disclosed to the Underwriters through the Representatives or is not material to the analysis under any Sanctions, neither the Company nor any of its subsidiaries has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding 3 years, nor does the Company or any of its subsidiaries have any plans to increase its dealings or transactions with Sanctioned Persons, or with or in Sanctioned Countries.”

Terms defined in the Basic Provisions are used herein as therein defined. The Execution Time means 11:45 a.m. (Eastern Time).

The Company agrees to use its best efforts to have the Securities approved for listing on the Luxembourg Stock Exchange and to maintain such listing so long as any of the Securities are outstanding; provided, however, that:

(a) if it is impracticable or unduly burdensome, in the good faith determination of the Company, to maintain such listing due to changes in listing requirements occurring after the date of the Prospectus Supplement, or

(b) if the Transparency Directive (as defined in the Prospectus) is implemented in Luxembourg in a manner that would require the Company to publish financial information according to accounting principles or standards that are materially different from United States generally accepted accounting principles, the Company may de-list the Securities from the Luxembourg Stock Exchange and shall use its reasonable best efforts to obtain an alternative admission to listing, trading and/or quotation of the Securities by another listing authority, exchange or system within or outside the European Union as it may decide. If such an alternative admission is not available or is, in the Company’s opinion, unduly burdensome, such an alternative admission will not be obtained, and the Company shall have no further obligation in respect of any listing, trading or quotation for the Securities.

The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Rule 5121 of the Financial Industry Regulatory Authority, Inc.

Selling Restrictions:

European Economic Area

Each Underwriter represents and agrees that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of any Securities which are the subject of this offering may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such Securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer to the public in that Relevant Member State of any Securities may be made at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

This EEA selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

Each Underwriter represents and agrees that the Prospectus Supplement and accompanying Prospectus relating to this offering is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion)

Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “Relevant Persons”).

France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the Securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; each Underwriter represents and agrees that no Securities have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; each Underwriter represents and agrees that the prospectus or any other offering material relating to the Securities have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) and/or a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D.744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier. Each Underwriter represents and agrees that the direct or indirect distribution to the public in France of any so acquired Securities may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

Hong Kong

Each Underwriter:

(a) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Securities other than to (i) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under securities laws of Hong Kong) other than with respect to Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

The Securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEA”). Each Underwriter represents and agrees that it has not and will not offer or sell, directly or indirectly, any of the Securities in Japan or to, or for the account or benefit of, any resident of Japan (including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, any resident of Japan for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (1) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the FIEA and (2) in compliance with the other applicable laws, regulations and governmental guidelines of Japan.

Singapore

The Prospectus Supplement and accompanying Prospectus relating to this offering have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”). Accordingly, each Underwriter has not offered or sold any Securities or caused the Securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any Securities or cause the Securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, such Prospectus Supplement and accompanying Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a Relevant Person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each Underwriter will notify (whether through the distribution of the Prospectus Supplement and accompanying Prospectus relating to this offering or otherwise) each of the following Relevant Persons specified in Section 275 of the SFA which has subscribed or purchased Securities from or through that Underwriter, namely a person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Securities under Section 275 of the SFA except:

(1)	to an institutional investor (for corporations, under Section 274 of the SFA) or to a Relevant Person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; or

(2)	where no consideration is given for the transfer; or

(3)	by operation of law.

In addition to the legal opinions required by Sections 6(b) and 6(c) of the Basic Provisions, the Underwriters shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, dated the Closing Date, to the effect that although the discussion set forth in the Prospectus under the headings “United States Federal Income Tax Considerations – Introduction” and “– Non-United States Holders” does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities.

Michael J. Tarpley, Esq., Associate General Counsel-Capital Markets of the Company, is counsel to the Company. Skadden, Arps, Slate, Meagher & Flom LLP has also acted as counsel to the Company in connection with matters related to the issuance of the Securities. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriters.

Please accept this offer no later than 9:00 p.m. (Eastern Time) on November 6, 2013 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

“We hereby accept your offer, set forth in the Terms Agreement, dated November 6, 2013, to purchase the Securities on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS INC., on behalf of the Underwriters named herein

By:	/s/ Jack D. McSpadden
	Name:	Jack D. McSpadden, Jr.
	Title:	Managing Director

ACCEPTED:

CITIGROUP INC.

By:	/s/ Le Roy Davis
Name: Le Roy Davis
Title: Assistant Treasurer

ANNEX A

Name of Underwriter	Principal Amount of Securities
Citigroup Global Markets Inc.	$480,000,000
Apto Partners, LLC	$2,500,000
Blaylock Robert Van, LLC	$2,500,000
Cabrera Capital Markets, LLC	$2,500,000
CastleOak Securities, L.P.	$2,500,000
Goto Capital Markets, Inc.	$2,500,000
Kota Global Securities Inc.	$2,500,000
Loop Capital Markets LLC	$2,500,000
Muriel Siebert & Co, Inc.	$2,500,000
Total	$500,000,000

ANNEX B

FINAL TERM SHEET

US$500,000,000	FILED PURSUANT TO RULE 433

FLOATING RATE SENIOR NOTES DUE 2018	FILE NO. 333-172562

Terms and Conditions:

Issuer:	Citigroup Inc.
Ratings*:	Baa2 (outlook uncertain)/A- (negative outlook)/A (stable outlook) (Moody’s / S&P / Fitch)
Trade Date:	November 6, 2013
Settlement Date:	November 12, 2013 (T+3 days)
Maturity:	November 9, 2018
Par Amount:	$500,000,000
Floating Rate:	Three-month USD-BBA-LIBOR Reuters LIBOR01
Coupon:	Three-month USD LIBOR plus 0.88%
Public Offering Price:	100.000%
Net Proceeds to Citigroup:	$498,500,000 (before expenses)
Interest Payment Dates:	Quarterly on the 9th of each February, May, August and November until maturity, with adjustment for period end dates on a modified following New York business day convention.
Interest Determination Date:	Two London Business Days prior to the first day of the related interest period
First Interest Payment Date:	February 9, 2014 (short first interest period).
Day Count:	Actual/360.
Defeasance:	Applicable. Provisions of Sections 11.03 and 11.04 of the Indenture apply.
Redemption at Issuer Option:	Only for tax purposes.
Redemption for Tax Purposes:	Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-United States persons. Redemption as a whole, not in part.
Sinking Fund:	Not applicable.
Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange.
Minimum Denomination / Multiples:	$1,000/ multiples of $1,000 in excess thereof
Book Manager:	Citigroup Global Markets Inc.
Co-Managers:

Apto Parntners, LLC

Blaylock Robert Van, LLC

Cabrera Capital Markets, LLC

CastleOak Securities, L.P.

Goto Capital Markets, Inc.

Kota Global Securities Inc.

Loop Capital Markets LLC

Muriel Siebert & Co., Inc.

CUSIP:	172967 HF 1
ISIN:	US172967HF12
*A	securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

US$500,000,000	FILED PURSUANT TO RULE 433

FLOATING RATE SENIOR NOTES DUE 2018	FILE NO. 333-172562

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-172562. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.